Exhibit 10.5(a)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

LICENSE AGREEMENT

This License Agreement is effective as of November 23, 2015 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and BLACKTHORN THERAPEUTICS, INC. (“Licensee”), a Delaware corporation located at 329 Oyster Point Blvd, South San Francisco, 94080.

RECITALS

WHEREAS, TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to KOR Modulators, V1aR Modulators and OTR Modulators (each as defined below) originating out of the [***].

WHEREAS, Licensee is engaged therapeutics and diagnostics for human and animal health.

WHEREAS, TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

WHEREAS, TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive license to certain patent rights of TSRI, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

ARTICLE ONE. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities. The term “Licensee” as used throughout this Agreement also includes its Affiliates.

1.2 Challenge. Licensee or a Sublicensee will be deemed to have made a “Challenge” of the Licensed Patent Rights if Licensee or a Sublicensee: (a) institutes, or causes its counsel to institute on Licensee’s or such Sublicensee’s behalf, [***]; or (b) [***]. However, the term “Challenge” shall not include [***].

1.3 Commercially Reasonable. The term “Commercially Reasonable” shall mean with respect to activities, efforts and requirements of Licensee in the discovery, development or the commercialization of a particular Product, [***] efforts consistent with the efforts and resources and requirements [***] in the development of product candidates or the commercialization of products of [***] taking into account all industry standard relevant factors including, as applicable and without limitations, stage of development, mechanism of action, efficacy and safety relative to competitive products in the marketplace, actual or anticipated labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost, actual or projected profitability ([***]) and likelihood of obtaining marketing approval. Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of effort will be different for different markets and will change over time reflecting changes in the status of the Product and the markets involved.

1.4 Compound. The term “Compound” shall mean a chemical compound or substance together with all [***] thereof along with [***].

1.5 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. The provisions of this Agreement shall be considered the Confidential Information of both parties. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that such information:

(a) is publicly available through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party;

(b) was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or the Disclosing Party’s employees);

(c) is subsequently disclosed to the Receiving Party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party; or

(d) was independently developed by or for the Receiving Party by employees thereof who did not have access to the Disclosing Party’s Confidential Information and without the use of Confidential Information of the Disclosing Party as evidenced by Receiving Party’s written records.

Specific Confidential Information disclosed to a Receiving Party shall not be deemed to be within any of the foregoing exceptions merely because it is (i) embraced by more general information in the public domain or in the Receiving Party’s possession; (ii) a combination of features or data that can be pieced together by combining individual features or data from multiple sources in the public domain or in the Receiving Party’s possession to reconstruct the Confidential Information, but none of which shows the entire combination; and/or (iii) a selection or part of a document or embodiment where other information in the same document or embodiment becomes part of the public domain or in the Receiving Party’s possession.

1.6 Derivative Products. The term “Derivative Product” shall mean any KOR Modulator, V1aR Modulator or OTR Modulator, as the case may be, in each case that is discovered by Licensee in the period starting on the Effective Date and ending on the two (2) year anniversary of the Effective Date and is not otherwise a Licensed Product or Know-How Product.

1.7 Field. The term “Field” shall mean the diagnostic, prophylactic and/or therapeutic treatment of humans and animals.

1.8 Generic Product. The term “Generic Product” shall mean generic versions of any pharmaceutical products (other than Products developed and commercialized by Licensee, its Affiliates and Sublicensees pursuant to this Agreement) that contain the same active chemical entity(ies) as a Licensed Product and [***].

1.9 Know-How Product. The term “Know-How Product” shall mean any Compound that incorporates any Licensed Know-How or was discovered, developed or made using any Licensed Know-How, the manufacture, use, sale, offer for sale or importation of which is not covered by a Valid Claim either in the country of sale or in any of the [***] (collectively, the “Major Markets”).

1.10 KOR Modulator. The term “KOR Modulator” shall mean any Compound whose [***] of Kappa Opioid Receptor activity.

1.11 Licensed Know-How. The term “Licensed Know-How” shall mean the proprietary, unpatented information and data that are described in Exhibit A of this Agreement, which have been developed by or for TSRI and are within the possession of the laboratories of [***] at TSRI, and which have been disclosed by TSRI to Licensee under the Research Funding and Option Agreement between the parties, dated September 26, 2013, and which may also be disclosed by TSRI to Licensee under the Research Funding and Option Agreement between the parties, dated September 11, 2015 (“New Research Agreement”).

1.12 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean (i) the patent application(s) set forth in Exhibit B of this Agreement and the resulting issued patents thereof, and (ii) TRSI’s Patent Rights for Option Products.

1.13 Licensed Product. The term “Licensed Product” shall mean any Compound (i) the manufacture, use, sale, offer for sale or importation of which would, in the absence of the license granted by this Agreement, infringe a Valid Claim of any of the Licensed Patent Rights; or (ii) any Compound the manufacture, use, sale, offer for sale or importation of which is covered by a Valid Claim in one or more of the Major Markets but is not covered by a Valid Claim in the country of sale.

1.14 Licensed Product Data. The term “Licensed Product Data” shall mean any data, information or other materials exclusively controlled by Licensee, including without limitation pre-clinical, clinical and other regulatory data, generated or produced by or on behalf of Licensee directly relating to a Licensed Product, Know-How Product or Option Product and which is generated or produced after the Effective Date in each case in such detail as is reasonably required (i) to provide meaningful understanding regarding the development of Licensed Products, Know-How Products and Option Products, or (ii) for submission to regulatory authorities.

1.15 Milestones. The term “Milestones” shall mean the development and sales milestone payments as set forth in Section 4.3.

1.16 NDA. The term “NDA” shall mean a New Drug Application covering a Product filed with the FDA pursuant to 21 CFR 314 or an equivalent foreign filing required for marketing approval of a pharmaceutical product.

1.17 Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by Licensee and its Sublicensees, or any of them, on all sales of Products, less the following items, to the extent directly applicable to such sales of Products (if not previously deducted from the amount invoiced): (a) reasonable and customary trade, quantity and cash discounts actually granted and authorized wholesaler chargebacks actually paid or credited by Licensee or Sublicensee to wholesalers of Products; (b) reasonable and customary rebates and retroactive price reductions actually granted; (c) credits or allowances actually granted upon claims of nonconforming Products, rejections or returns of Products including recalls; (d) freight charges for the delivery of Products; (e) the portion of the administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers and/or government-mandated Medicare or Medicaid Prescription Drug Plans relating specifically to the Product; and (f) sales, use or excise taxes imposed and actually paid in connection with the sale of Products (but excluding any value added taxes or taxes based on income or gross receipts). Net Sales shall include all consideration charged by Licensee or Sublicensees in exchange for any Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Products, an amount in cash equal to the fair market value of such property. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor is delivered or generated, or when the Product is shipped for delivery, whichever occurs first. Sales of Products by Licensee to a Sublicensee or Affiliate for resale or by a Sublicensee to an Affiliate of Licensee for resale shall be excluded, and only the subsequent sale of such Products by such Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder. Net Sales shall not include transfers or dispositions for [***].

The deductible items listed in sub-clauses (a)-(f) above shall be either (i) included as line items on the invoice, or (ii) documented as being specifically attributable to actual sales of Products in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and provided that such amounts are included in the quarterly Royalty Reports that Licensee sends to TSRI pursuant to Section 4.4.6. If Licensee or other selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

1.18 Option Product. The term “Option Product” shall mean any Compound that is discovered under the New Research Agreement that is a KOR Modulator, V1aR Modulator or OTR Modulator, and as to which Licensee has properly exercised its option rights pursuant to the provisions of the New Research Agreement, and which are the subject of an amendment to this Agreement.

1.19 OTR Modulator. The term “OTR Modulator” shall mean any Compound whose [***] of Oxytocin Receptor activity.

1.20 Patent Rights. The term “Patent Rights” shall mean:

(a) The initial provisional or utility patent application(s) with the United States or foreign patent office including without limitation those applications listed in Exhibit B;

(b) The foreign counterpart applications of the respective applications referenced in sub-clause (a) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(c) Divisionals, substitutions (only those claims of such substitutions that disclose the same subject matter that is covered by the application for which it is substituted), and continuations of any applications referenced in sub-clauses (a) and (b) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(d) Any claim(s) of a continuation-in-part application of any applications set forth in sub-clauses (a) and (c) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(e) The patents issued from the applications referenced in sub-clauses (a)-(c) above and any reissues, re-examinations, renewals, patent term extensions and Supplementary Protection Certificates of such patents; and

(f) Any claim(s) of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above, and any claim(s) of a reissue, re-examination, renewal, patent term extension or Supplementary Protection Certificate of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above.

1.21 Phase IIb. The term “Phase IIb” shall mean a clinical study in any country, the principal purpose of which is to explore the dose relationship of a Product against some efficacy measure for the indication in patients with the disease or indication under study.

1.22 Phase III. The term “Phase III” shall mean an expanded human clinical study in any country on a sufficient number of subjects that is designated to establish that a Product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions, if any, that are associated with Product in the dosage range to be prescribed, which trial is designed to result in regulatory approval of such Product, including all tests, studies, or a similar clinical study prescribed by the regulatory authorities, from time to time, pursuant to applicable law or otherwise including for example trials referred to in 21 C.F.R. 312.21(c).

1.23 Product. The term “Product” shall mean Licensed Products, Know-How Products, Derivative Products and Option Products.

1.24 Program. The term “Program” shall mean each of and all of the KOR Receptor Antagonist, V1aR, Receptor Antagonist or OTR Positive Allosteric Modulator, as the case may be.

1.25 Royalty Report. The term “Royalty Report” shall have the meaning ascribed to such term as provided in Section 4.4.6.

1.26 Sublicensee. The term “Sublicensee” shall mean any third party to whom Licensee grants a sublicense or similar rights with respect to the rights conferred upon Licensee under this Agreement, as contemplated by Section 2.3. In addition, “Sublicensee” shall include any and all further third party Sublicensees that may be permitted under Section 2.3.

1.27 Sublicense Revenue. The term “Sublicense Revenue” shall mean all revenues and other consideration paid to Licensee or to an Affiliate in consideration of the grant of rights that includes a sublicense to the Licensed Patent Rights, Licensed Know-How, Licensed Product, Know-How Product or Option Product that is covered by the Licensed Patent Rights, or the grant of distribution or marketing rights to a Licensed Product, Know-How Product or Option Product that is covered by the Licensed Patent Rights. For clarity, if Licensee receives from a distributor (a) monies from Licensee’s sale of Products to such distributor, and (b) a fee or other monies for the grant of exclusive or other preferential distribution rights to such distributor, the fee or other monies received under subclause (b) above shall be deemed Sublicense Revenue subject to Sublicense Payments to TSRI under Section 4.6 below, and the monies received by Licensee under subclause (a) above shall be subject to the payment of Royalties to TSRI pursuant to Section 4.4 below. For further clarity, if the only monies Licensee receives from a distributor with respect to Products is a percentage of the distributor’s sales of such Products, or the distributor sells the Products and keeps a percentage of such sales and remits the remaining sale proceeds to Licensee, all such monies received by Licensee, in either case, shall be deemed Sublicense Revenue and subject to Sublicense Payments to TSRI under Section 4.6 below. Without limiting the generality of the foregoing, Sublicense Revenues shall include without limitation all upfront fees, license fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or an Affiliate, annual maintenance fees, and any other payments by a third party in exchange for rights to distribute, market or sell Licensed Products, Know-How Products or Option Products. Sublicense Revenues include amounts received from a Sublicensee under the terms of the agreement in which the sublicense is granted and under the terms of other agreements entered into between Licensee and Sublicensee as part of the same transaction as the agreement that includes the grant of the sublicense. However, Sublicense Revenues shall exclude: (i) royalties on a Sublicensee’s sales of Licensed Product, Know-How Product or Option Product, (ii) payments for debt or equity securities of Licensee or of an Affiliate that are at or below the fair market value of such securities as of the date of receipt of such payments as mutually determined by the parties and (iii) reasonable funding or reimbursement of Licensee’s internal research and development costs (calculated on a fully-burdened basis based upon a documented FTE rate (as specified in such sublicense agreement) solely for specific Licensed Product research and development activities, which activities are described in the sublicense agreement and are conducted by

Licensee after execution of such agreement, including FTE funding and costs of materials, equipment and third party services and where all such funding or reimbursement is supported by reasonably detailed written documentation (which, in the case of FTE funding may be in the form of internal records maintained by Licensee regarding the number of FTEs devoted to performing such research and development activities). Any non-cash Sublicense Revenues received by Licensee or by an Affiliate shall be valued at its fair market value as of the date of receipt as mutually determined by the parties.

1.28 Territory. The term “Territory” shall mean all countries of the world.

1.29 Valid Claim. The term “Valid Claim” shall mean a claim of an issued and unexpired patent within the Licensed Patent Rights that has not been held invalid or unenforceable by a court or other appropriate governmental body of competent jurisdiction in a ruling that is unappealed or unappealable within the time allowed for appeal. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of more than [***] years from the date of first examination on the merits of that patent application.

1.30 V1aR Modulator. The term “V1aR Modulator” shall mean any Compound whose [***] of Vasopressin Receptor 1a activity.

ARTICLE TWO. Grant of License.

2.1 Grant of Exclusive License to Licensed Patent Rights. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive (except as specified in Sections 2.5 and 2.6), worldwide, royalty-bearing license, with limited rights to sublicense pursuant to Section 2.3, under the Licensed Patent Rights to make, have made, use, have used, sell, have sold, offer to sell and import Products in the Field.

2.2 Grant of Non-Exclusive License to Licensed Know-How. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a non-exclusive, worldwide, royalty-bearing license, with limited rights to sublicense pursuant to Section 2.3, under the Licensed Know-How to make, have made, use, have used, sell, have sold, offer to sale and import Products in the Field. However, TSRI covenants and agrees that TSRI will not license, sell, transfer or otherwise dispose of unpublished data specifically directed to Compounds that TSRI generates or develops under the New Research Agreement and to which Licensee has exercised its option to license under the New Research Agreement to any other person or entity during the term of this Agreement.

2.3 Sublicensing.

(a) Licensee shall have the right to grant and authorize sublicenses under the Licensed Patent Rights and Licensed Know-How to any party without TSRI’s prior written consent, provided that (i) the provisions of the sublicense agreement comply with the provisions of this Agreement, and (ii) [***]. Licensee will give TSRI written notice about each proposed Sublicensee sufficiently in advance of entering into a sublicense agreement with such Sublicensee in order for TSRI to inform Licensee about the issue in subclause (ii) above. In the event the requirements in subclauses (i) and (ii) are not satisfied, then Licensee shall not have the right to grant and authorize sublicenses under the Licensed Patent Rights and Licensed Know-How to any party without TSRI’s prior written consent, which will not be unreasonably withheld. Sublicensees shall not have the right to further sublicense without TSRI’s prior written consent, which will not be unreasonably withheld. Any sublicense granted under this Section 2.3 shall be subject in all respects to the applicable provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, insurance, Challenges, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within [***] days of execution. Licensee shall at all times be and remain responsible for the compliance by Sublicensees with the terms and conditions of this Agreement, including without limitation the payment of all amounts that may become due hereunder as a result of any Sublicensees’ activities.

(b) Upon termination of this Agreement in accordance with Section 9.3, at the election of a Sublicensee upon written notice to TSRI within [***] days after the effective termination date of this Agreement, the sublicense granted by Licensee to such Sublicensee that was in effect immediately prior to termination of this Agreement will survive such termination, with TSRI as the Sublicensee’s direct licensor, subject to the following conditions:

(i)	Such Sublicensee is not then in default under its sublicense;

(ii)

Sublicensee must pay to TSRI all unpaid Royalties, Milestones, Sublicense Revenue, patent costs and all other monies owed by Licensee to TSRI under this Agreement within [***] days after receipt of an itemized invoice from TSRI; and

(iii)

within [***] days after Sublicensee’s receipt from TSRI of an initial draft license agreement, such Sublicensee shall execute and deliver to TSRI, for signature by TSRI, such license agreement between Sublicensee and TSRI (the “New License Agreement”), which New License Agreement shall be in the form of, and on the same terms and conditions as those in this Agreement, as reasonably modified to reflect (1) the terms of the scope of the sublicense grant to the Licensed Patent Rights or Licensed Know-How granted by the entity that granted such Sublicensee its sublicense (e.g., Licensee, an Affiliate or another Sublicensee, as applicable), such as the sublicense field of use, sublicense products, sublicense territory, duration of sublicense grant and diligence obligations of the Sublicensee (i.e., if the Sublicensee’s sublicense, as in effect immediately prior to the termination of this Agreement, included rights and obligations only with respect to a particular Licensed Product, country or indication, the New License Agreement shall only include rights and obligations with respect to that particular Licensed Product, country or indication); and (2) the same financial terms and payments, including without limitation the running royalty rate, as set forth in the sublicense agreement between Sublicensee and the entity that granted its sublicense; and

(iv)

The New License Agreement shall include the following: (A) Sublicensee shall agree in the New License Agreement to terms providing that in no event shall TSRI be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by the entity that granted its sublicense; (B) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to Licensee as set forth herein; and (C) in no event shall TSRI be obligated to accept provisions in the New License Agreement (1) unless such provisions correspond to the rights granted by the entity that granted such sublicense to Sublicensee in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Licensee under this Agreement; and/or (2) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee, or by applicable law, rule or regulation. Licensee must include or specifically reference this Section 2.3(b) in each of its sublicense agreements in order for such Sublicensee’s sublicense to survive termination of this Agreement subject to these conditions.

2.4 No Other License. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of TSRI other than the Licensed Patent Rights and Licensed Know-How regardless of whether such patent applications, patents or intellectual property are dominant or subordinate to the Licensed Patent Rights or Licensed Know-How.

2.5 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations with respect to Licensed Products, Know-How Product and Option Products under this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including without limitation 37 C.F.R. Part 401, the National Institutes of Health (“NIH”) Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.6 Reservation of Rights. Notwithstanding the exclusive license granted under Section 2.1, TSRI reserves the right to use for any internal research and educational purposes any Licensed Patent Rights licensed hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way (except as otherwise specifically stated in the New Research Agreement). In addition, TSRI reserves the right to grant non-exclusive licenses to use the Licensed Patent Rights for internal non-commercial research and educational purposes to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way.

ARTICLE THREE. Equity.

3.1 Equity Grant. As consideration for the rights and licenses granted by TSRI to Licensee under this Agreement, Licensee shall, within [***] days after the Effective Date, issue to TSRI and, subject to compliance with applicable security laws, to TSRI’s scientific inventors and/or an Equity Assignee (as defined in Section 3.5), an aggregate number of shares of the Licensee’s capital stock that represents [***] of all outstanding shares of the Licensee’s capital stock calculated on a Fully-Diluted Basis (defined below) as of the Effective Date (the “Initial Issuance”). Failure of Licensee to issue the shares pursuant to this Section 3.1 shall render this Agreement null and void (ab initio).

3.2 Additional Issuance. In addition, after the Initial Issuance and until such time as Licensee has raised an aggregate of not less than [***] in gross proceeds (the “Financing Threshold”) from the sale in one or more transactions (calculated on a cumulative basis) of Licensee’s equity securities or securities convertible into equity securities of Licensee ( “Equity Securities”), Licensee shall issue to TSRI and, subject to compliance with applicable security laws, to TSRI’s scientific inventors and/or an Equity Assignee, concurrently in connection with each transaction involving the sale and issuance of Licensee’s Equity Securities (each such additional issuance, an “Additional Issuance”), such additional number of shares of Licensee’s common stock as is necessary to maintain TSRI’s percentage ownership interest in Licensee at [***] of all outstanding shares of Licensee’s capital stock calculated on a Fully-Diluted Basis as of the date of each such Additional Issuance. In the event that the gross proceeds of any such Additional Issuance, together with the gross proceeds of all preceding Additional Issuances, exceed [***], Licensee shall only be obligated to issue to TSRI and, subject to compliance with applicable securities laws, to TSRI’s scientific inventors and/or an Equity Assignee, such additional number of shares of Licensee’s common stock as is necessary to maintain TSRI’s [***] ownership interest in Licensee for the first [***] in gross proceeds from all such Additional Issuances. Licensee shall deliver to TSRI stock certificate(s) representing the shares issued to TSRI, its scientific inventors and/or an Equity Assignee in connection with any Additional Issuance within [***]days after each such Additional Issuance.

3.3 Fully Diluted Basis. “Fully Diluted Basis” shall mean the sum of (i) all of the issued and outstanding shares of common stock, preferred stock (calculated on an as-converted to common stock basis) and any other capital stock of Licensee (calculated on an as-converted to common stock basis); (ii) the number of shares of common stock issuable upon conversion or exercise of any issued and outstanding equity security that is convertible or exercisable, with or without consideration, into shares of common stock, preferred stock or other capital stock of Licensee (calculated on an as-converted to common stock basis); (iii) the number of shares of common stock issuable upon conversion or exercise of any issued and outstanding security or other agreement carrying or including any warrant or right to subscribe to or purchase any shares of common stock, preferred stock or other capital stock of Licensee (calculated on an as-exercised, as-converted to common stock basis); and (iv) the number of shares of common stock issuable upon conversion or exercise of any issued and outstanding options and warrants to purchase shares of common stock, preferred stock or other capital stock of Licensee (calculated on an as-exercised, as converted to common stock basis). For purposes of clarity, any shares reserved for future issuance under share reserve pools, including with respect to unallocated and unissued stock options pursuant to any equity incentive award plan, shall be included in the above calculation as if such shares were issued and options exercised and as converted to common stock basis.

3.4 Procedure. Licensee’s obligation to issue and deliver such shares of common stock to TSRI, its scientific inventors and an Equity Assignee in connection with the Initial Issuance or any Additional Issuance is contingent upon TSRI’s execution and delivery of a stock purchase agreement reasonably acceptable to Licensee. Subject to the preceding sentence, Licensee’s failure to timely issue any of the shares of common stock of Licensee to TSRI, its scientific inventors and/or an Equity Assignee pursuant to this Article Three shall render this Agreement null and void (ab initio). These stock issuances to TSRI, its scientific inventors and an Equity Assignee are irrevocable and nonrefundable, and are not conditioned upon (a) whether Licensee achieves any success with its licensing of the Licensed Patent Rights or Licensed Know-How, (b) whether Licensee develops, uses or sells any Products, or (c) any other thing or event, except for TSRI’s execution of a stock purchase agreement reasonably acceptable to Licensee. The parties agree that TSRI shall not be obligated at any time to make any representations or warranties on behalf of Licensee or to be liable for any of Licensee’s representations, warranties or other agreements in connection with any sale, merger, reorganization, disposition or other transaction involving Licensee.

3.5 Participation in Future Equity Offerings. If Licensee proposes to sell or sells any Equity Securities after the Financing Threshold is achieved (“Qualified Financing”), in each instance, TSRI and/or TSRI’s assignee, Osage Partners, or one other single assignee that is reasonable acceptable to Licensee (“Equity Assignee”) shall have the right, but not the obligation, to participate in such Qualified Financing on the same terms made available to other investors in such Qualified Financing (other than in respect of any discount applicable to the conversion of indebtedness in consideration of another equity security), to the extent necessary to maintain TSRI’s then-current percentage ownership of the outstanding shares of capital stock of Licensee on a Fully Diluted Basis as calculated immediately prior to such Qualified Financing. Licensee shall provide prior written notice and other relevant documents to TSRI to enable TSRI and/or its Equity Assignee to purchase additional Equity Securities of Licensee and otherwise participate in each Qualified Financing. TSRI (or its Equity Assignee, if applicable) must deliver written notice of the exercise of its rights under this Section 3.5 to Licensee within [***] business days after TSRI’s receipt of Licensee’s written notice of the Qualified Financing or the rights will expire with respect to the Qualified Financing.

For clarity and without limitation, none of the following shall be considered a Qualified Financing: (a) the issuance of securities in connection with stock dividends, stock splits or similar divisions of Licensee’s capital stock; (b) the issuance of capital stock, or options or warrants to purchase capital stock issued to employees, officers, consultants or directors of Licensee, directly or pursuant to a stock option plan, restricted stock purchase plans or other stock plan; (c) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Effective Date, including without limitation, warrants, notes or options; (d) the issuance of securities for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination; (e) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, debt financing or similar transactions with such financial institutions or lessors; (f) the issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or services or (iii) any other arrangements involving corporate partners that are primarily for purposes other than raising capital; or (g) any public offering of the Licensee’s capital stock.

TSRI’s (and its Equity Assignee’s) rights under this Section 3.5 shall terminate: (a) on the date that TSRI (or its Equity Assignee, if applicable) ceases to own shares of the Licensee’s common stock, (b) immediately prior to consummation of any public offering by Licensee of shares of its common stock, or (c) immediately prior to consummation of (i) any merger or consolidation involving Licensee (except any such merger or consolidation involving Licensee in which the shares of capital stock of the Licensee outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation) or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Licensee or any subsidiary of Licensee of all or substantially all the assets of Licensee and its subsidiaries taken as a whole.

3.6 Board Observer. Subject to the conditions of this Section 3.6, tor a period of [***] years following the Effective Date, TSRI may appoint a TRSI representative to act as a non-voting observer to all meetings of the Licensee’s Board of Directors (the “TSRI Observer”). The TSRI Observer may attend the meetings of the Board of Directors in person and will attend only the general sessions of such meetings. Licensee shall provide prior written notice to TSRI of all meetings of Licensee’s Board of Directors and shall also deliver to TSRI copies of all notices, minutes, documents and other materials that it provides to all of its Directors. The Board observed rights may not be assigned. The rights set forth in this Section 3.6 shall terminate upon the earlier of (a) Change in Control Transaction (as defined in Section 10.1), (b) such time as the Licensee becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, whether by an initial public offering of the Company’s common stock or otherwise or (c) the termination of this License Agreement. The Board Observer shall be subject to the confidentiality provisions in Article 8.

ARTICLE FOUR. Fees, Success Payments, Milestones, Royalties and other Payments.

4.1 Annual License Fee. Licensee shall pay to TSRI a nonrefundable minimum annual license fee in the amount of [***]. The first payment is due on January 1, 2017 and on January 1 of each subsequent calendar year during the remaining term of this Agreement. After the [***] anniversary of the Effective Date, the minimum annual fee shall be credited only against running Royalties due for that calendar year and Licensee’s Royalty Reports shall reflect such a credit.

4.2 Success Payments. The following payments shall be made in cash (unless otherwise specified below) by Licensee to TSRI within [***] days of the occurrence of any of the following events:

Event	Payment
[***]	[***]
[***]	[***]
[***]	[***]

4.3 Milestones. The following product development Milestones are paid one-time per Program for the first Product from the Program to achieve such event. Notwithstanding the foregoing, in the event the first Product from a Program to achieve the milestone events is a Derivative Product or Know-How Product, the first Licensed Product from the same Program to subsequently achieve the same milestone event as the Derivative Product or Know-How Product, will earn the milestone payment at [***of the rate for a first Licensed Product. All such Milestone Payments shall be paid by Licensee to TSRI within [***] days of the occurrence of any of the Milestone Events.

Milestone Event	Licensed Product and Option Product Payments	Derivative Product Payment	Know-How Product Payment
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Except as set forth above, in the event that a Product is discontinued in the course of development, only those milestones that have not been paid at the time the Product has been discontinued will be available for payment for a future Product achieving the Milestone Event.

4.4 Running Royalties. Licensee shall pay to TSRI running royalties on a Program by Program basis, and a Product by Product and country-by country basis, on Net Sales of Product in the Territory (“Royalties”) as set forth below:

(a) For Licensed Products

Net Sales	Royalty
Licensed Product less than or equal to [***]	[***]
Licensed Product greater than [***]	[***]
Option Product	[***]

In the event (i) one or more Generic Products are commercially sold in any country in the Territory in which there are no Licensed Patent Rights that would be infringed by the making, using or selling of the Generic Product, and (ii) Licensee demonstrates to TSRI that sales of such Generic Products account for [***] or more of Licensee’s or Sublicensees’ sales of Licensed Products or Option Products in such country in a calendar quarter (as determined by reference to applicable sales data published by IMS Health or another third party source that is generally recognized in the pharmaceutical industry as a reliable source for pharmaceutical sales data), then Licensee shall have no obligation to make Royalty payments to TSRI with respect to its sales of such Licensed Products or Option Products in such country that occur after the end of such calendar quarter for so long as sales of Generic Products continue to account for [***]% or more of Licensee’s or its Sublicensees’ sales of Licensed Products or Option Products in such country on a calendar quarter-by-calendar quarter basis; Licensee’s obligation to make such Royalty payments to TSRI with respect to Licensee’s or its Sublicensees’ sales of Licensed Products or Option Products in such country shall resume if sales of Generic Products account for less than [***]% of Licensee’s or its Sublicensees’ sales of Licensed Products or Option Products in such country on a calendar quarter-by-calendar quarter basis.

If no U.S. Licensed Patent Rights are allowed within [***] years from the date of first examination on the merits of the applicable patent application, and/or upon the expiration of the last to expire Valid Claim of the U.S. Licensed Patent Rights and until the tenth (10th) anniversary of the first commercial sale of a particular Licensed Product or Option Product in the United States (“10th Anniversary Date”) (provided that the last to expire Valid Claim of the U.S. Licensed Patent Rights expires prior to such 10th Anniversary Date), the parties agree that in recognition of Licensee’s use of the Licensed Know-How and the significant value of the Licensed Know-How to Licensee’s research, discovery, development and manufacture of Licensed Products and Option Products, the royalty rates set forth below in subclause (b) shall apply. For clarity, if the last to expire Valid Claim of the U.S. Licensed Patent Rights continues in existence beyond the 10th Anniversary Date of a particular Licensed Product or Option Product (i.e., has not expired prior to such 10th Anniversary Date), the royalty rates in subclause (b) below will not apply because the expiration of the last to expire Valid Claim of the U.S. Licensed Patent Rights has not occurred, and instead the royalty rates set forth above in this sub-clause (a) shall apply until the last to expire Valid Claim of the U.S. Licensed Patent Rights expires.

(b) For Know-How Products

Net Sales	Royalty
Know-How Product less than or equal to [***]	[***]
Know-How Product greater than [***]	[***]

(c) For Derivative Products: [***]%

4.4.1 Royalty Payments. Licensee shall pay to TSRI all Royalties required by this Section 4 within [***] days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter. Licensee shall make all such Royalty payments itself to TSRI, and/or cause its Affiliates or Sublicensees to pay to TSRI all Royalties resulting from Net Sales by its Affiliates or Sublicensees, within the time period specified in the preceding sentence.

4.4.2 Royalty Credit. If Licensee is required, upon the advice of patent counsel, to obtain a license under valid and issued patent rights of one or more third parties that cover compositions of matter or methods that encompass the composition or method claims of the Licensed Patent Rights, then License, its Affiliates or Sublicensees shall be entitled to deduct from the Royalties due to TSRI under Section 4.4 with respect to sales of Licensed Product or Option Product up to [***] of the royalties Licensee actually paid to such third parties. The above offset right is subject to the requirement that the Royalties paid to TSRI hereunder with respect to such Licensed Product or Option Product shall not be reduced below [***] of the Royalties for that Licensed Product or Option Product that would otherwise be due hereunder without such credit. For clarity, only one of Licensee, its Affiliates or Sublicensees may exercise such right to deduct with respect to a given third-party royalty obligation. [***] Licensee will give TSRI prior written notice of any third party license that would satisfy the above requirements for a Royalty credit sufficiently in advance of deducting such credit from Royalties due to TSRI hereunder in order to allow TSRI and Licensee to mutually determine whether the requirements of this Section have been satisfied.

4.4.3 Duration of Royalty Obligations. The royalty obligations of Licensee, its Affiliates or Sublicensees as to each Product shall continue on a country-by-country basis until the later of (a) the expiration of the last to expire Valid Claim of the Licensed Patent Rights in the Territory, and (b) the tenth (10th) anniversary of the first commercial sale of such Product in such country, except as otherwise provided in Section 4.4(a).

4.4.4 No Multiple Royalties. No multiple Royalties shall be due because a Licensed Product is covered by more than one Valid Claim within the Licensed Patent Rights. In such case, Licensee shall pay only one Royalty at the applicable rate pursuant to Section 4.4 above.

4.4.5 Non-Arms-Length Transactions. On sales of Products which are made in a Non-Arm’s-Length Transaction, the value of the Net Sales attributed under this Section 4 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction. “Non-Arm’s-Length Transaction” means any sale, loan, lease, consignment, distribution or transfer or use of Products wherein the entity receiving the Products enjoys a special course of dealing with Licensee and where such entity receives preferred pricing for Products. For clarification, reasonable and customary discounts provided to purchasers in an arm’s length negotiation shall not be considered a Non-Arm’s-Length Transaction.

4.4.6 Royalty Reports. Licensee shall submit to TSRI, no later than [***] days after the end of each calendar quarter starting with the calendar quarter in which the first commercial sale of a Product occurs, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information on a country-by-country and Product-by-Product basis:

(a) the number of units of Products sold by Licensee, its Affiliates and its Sublicensees;

(b) the gross amounts due or invoiced for such Products sold by Licensee, its Affiliates and its Sublicensees;

(c) a detailed listing of any Royalty credits permitted under Section 4.4.2 and deductions applicable to determine Net Sales of Products pursuant to Section 1.16, and any refunds or reimbursed amounts previously deducted and which are deemed Net Sales pursuant to Section 1.16; and

(d) the amount of Royalties due under Section 4, or if no Royalties are due to TSRI for any reporting period, the statement that no Royalties are due and a [***] explanation why they are not due for that quarterly period.

Each Royalty Report shall be certified as correct by an officer of Licensee, its Affiliate or Sublicensee.

4.4.7 Payments. Licensee shall pay to TSRI with each Royalty Report the amount of Royalties due with respect to such quarter. If multiple technologies are covered by the licenses granted hereunder and Products are based on different technologies, Licensee shall specify which Licensed Patent Rights are utilized for each Product included in the Royalty Report. All payments due under this Agreement shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars to an account designated by TSRI.

4.4.8 Foreign Sales. The remittance of Royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the Royalties are payable, as quoted in The Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the Royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the Royalty was based, to the credit and account of TSRI or its nominee in any commercial bank or trust company designated by TSRI and located in that country, prompt written notice of which shall be given by Licensee to TSRI.

4.4.9 Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of all Products made, used and sold under this Agreement, as appropriate to determine the amount of Royalties (including the calculations of Royalty credits, Milestone payments and other monies due to TSRI hereunder, as well as records regarding Sublicense Revenues, and Licensee’s compliance with this Agreement. Such records shall be retained for at least [***] years following the end of the reporting period to which such records relate. Such records shall be available, upon prior written notice to Licensee, during normal business hours for examination and copying [***] by TSRI’s designated certified public accountant in confidence for the purpose of verifying the accuracy of Licensee’s reports and payments hereunder and its compliance with this Agreement. In conducting examinations pursuant to this Section, [***] accountant shall have access to, [***], all records which [***] accountant reasonably believes to be relevant to the calculation of royalties and other payments under this Article Four, other financial obligations under this Agreement and to Licensee’s compliance with this Agreement. These examinations shall be at TSRI’s expense, except that if an examination shows an underreporting or underpayment of [***] or more for any [***] month period, then Licensee shall pay the reasonable cost of such examination (including without limitation TSRI’s attorney’s fees, accountant’s fees and other costs), as well as any additional payments that would have been payable to TSRI had Licensee reported correctly, plus interest on such amounts at the rate of [***] per month. All payments due hereunder shall be made within [***] days of Licensee’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 4.4.9 no more frequently than [***] in any calendar year.

4.5 Payment Increase in the Event of a Challenge.

4.5.1 Increase. Notwithstanding anything to the contrary in this Agreement, in the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, the amount of the minimum annual license fee, the amount of the Milestone payments and the Royalty rates for Licensed Products and Option Products, and the rates for Sublicense Payments due under this Article Four shall be [***] during the pendency of such Challenges from the date the challenging party first institutes or makes such Challenges and during the pendency of such Challenges, and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) Valid Claim that covers a Licensed Product or Option Product is held to be valid and enforceable.

4.5.2 [***]. In the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, Licensee [***].

4.5.3 [***]. Licensee will provide [***], and Licensee agrees that [***]. Licensee will [***]. During such [***], the parties will [***].

4.5.4 Reasonable Provisions. The parties agree that neither of them is entering into this Agreement with the anticipation that any Challenges will be instituted or made by Licensee or any of its Sublicensees against TSRI, and consequently the amount of annual license fees, Milestone payments, Royalties and Sublicense Payments reflect that understanding. Licensee and TSRI further agree that if the parties did expect that such Challenges would be made against TSRI, the annual license fees, Milestone payments, Royalties and Sublicense Payments would have been higher. Accordingly, the parties agree that the provisions for increasing the amounts set forth in Section 4.5.1 are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which an unsuccessful Challenge is made against TSRI instead of increasing those amounts in this Agreement as of the Effective Date.

4.6 Sublicense Payments. All Sublicense Revenues shall be reported and Sublicense Payments (defined below) paid to TSRI by Licensee within [***] days of Licensee’s receipt of such Sublicense Revenues. Licensee’s reports to TSRI regarding Sublicense Revenues shall contain an explanation and calculation of the amount of Sublicense Payments due to TSRI pursuant to the schedule below. Licensee’s obligation to pay Sublicense Payments to TSRI shall continue on a country by country and Product by Product basis for as long as Royalties are due to TSRI pursuant to Section 4.4. Licensee shall pay to TSRI a non-creditable, non-refundable percentage of Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Date of Sublicense (from the Effective Date)%
[***] years	[***]
[***] years	[***]
[***] years	[***]

ARTICLE FIVE. Development and Commercialization.

5.1 R&D Plan. Licensee will conduct the research and development of Products for each Program in accordance with a research and development plan (the “R&D Plan”). The R&D Plan for each Program for the first [***] years after the Effective Date is attached hereto as Exhibit C. The R&D Plan for each Program will be updated [***] by Licensee and delivered to TSRI in conjunction with Licensee’s progress reports under Section 5.4 until [***].

5.2 JRC. The parties will establish a Joint Research Committee (“JRC”) comprised of an equal number of representatives of each of TSRI and Licensee. All decisions of the JRC will be unanimous. The JRC will meet [***] a year for the first [***] years and [***] thereafter to review the R&D Plan for each Program, review progress and set Benchmark Events and Benchmark Dates (as defined below) for each Program. Upon NDA approval of Products in all Programs, the JRC will be disbanded. JRC meetings may be in person or by teleconference or by videoconference.

5.3 Diligence.

(a) Benchmarks. Licensee’s progress in the conduct of the Programs will be measured through the achievement of research and development milestone events (“Benchmark Events”) by specified achievement dates (“Benchmark Dates”). The initial [***] Benchmark Events and their associated Benchmark Dates for each Program are included in the R&D Plan attached hereto as Exhibit C. After the initial [***] Benchmark Events have been achieved, the JRC will set a maximum of [***] subsequent Benchmark Events and Benchmark Dates for each Program based on Commercially Reasonable plans and projections. On [***] basis, the JRC will review the progress of each Program and may, if necessary and justified, reset Benchmark Events and Benchmark Dates based on available data and relevant circumstances for each Program and Commercially Reasonable expectations. If the JRC is unable to agree upon the subsequent Benchmark Events or Benchmark Dates for each Program, the parties will follow the escalation process described below in Section 5.3(b).

(b) Disputes. In the event Licensee fails to achieve any Benchmark Event for a particular Program by the specified Benchmark Date or there is a dispute regarding Licensee’s use of Commercially Reasonable efforts to meet the goals of the R&D Plan for that Program, the parties will first attempt to adjudicate the issue in the JRC. The JRC shall be empowered to adjust the Benchmark Events, the Benchmark Dates and/or adopt an action plan to expedite the achievement of the Benchmark Events for the Program. If the JRC is unable to reach agreement on any of these issues in dispute, the matter will be elevated to the CEO of Licensee and the President of TSRI, or his/her designee, for resolution. If the CEO of Licensee and the President of TSRI, or his/her designee, are unable to reach agreement on such issues, TSRI may issue to Licensee a written performance notice. Following receipt of such a performance notice, Licensee will have a period of [***] months to (i) make demonstrative, substantial progress towards achieving the goals of the R&D Plan for a particular Program if TSRI’s performance notice claims that Licensee has not used Commercially Reasonable efforts to achieve the goals for a particular Program; and/or (ii) achieve the Benchmark Event(s) at issue for a particular Program if TSRI’s performance notice claims that Licensee has not used Commercially Reasonable efforts to achieve the Benchmark Events by their respective Benchmark Dates previously set forth in Exhibit C to this Agreement or by the JRC or as adjusted by the JRC. If, at the end of this performance period, TSRI does not believe Licensee has (a) made demonstrative, substantial progress towards achieving the goals of the R&D Plan for a particular Program under the circumstances described in sub-section (i) above, or (b) achieved the Benchmark Event(s) at issue for a particular Program by the end of the [***] month cure period under the circumstances described in sub-section (ii) above, the issue of whether Licensee has used Commercially Reasonable efforts to achieve the goals of the R&D Plan or to meet the Benchmark Events by the specified Benchmark Dates will be submitted to binding arbitration. The scope of the arbitration will be limited to a determination of whether Licensee has used Commercially Reasonable efforts or is in default of its obligations and whether this Agreement should be terminated in its entirety and whether Licensee’s rights to the Licensed Patent Rights and Licensed Know-How should be terminated with respect to a particular Program.

(c) Discontinuance of a Program. In the event Licensee discontinues research and development work on a Program (as determined by Licensee’s Board of Directors) or fails to pursue the out-licensing of a particular Program within a Commercially Reasonable period of time, then [***].

5.4 Progress Reports. Licensee shall keep TSRI generally informed as to Licensee’s progress with respect to its development of Products, including without limitation its regulatory filings and approvals, marketing, production, sale and its efforts to sublicense the Licensed Patent Rights and Licensed Know-How. Licensee shall also provide to TSRI written [***] reports on its progress in the development and commercialization of Products for each Program and its achievement of the goals set forth in the R&D Plan by [***]. These progress reports shall include without limitation: [***]; upon TSRI’s request, Licensee shall also provide to TSRI [***].

5.5 Commercialization. Licensee shall use Commercially Reasonable efforts, itself or through its Sublicensees, to obtain necessary regulatory approvals and to market and sell Products.

ARTICLE SIX. Patent Matters.

6.1 Patent Prosecution and Maintenance. From and after the Effective Date, the provisions of this Article 6 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI and Licensee shall retain outside patent counsel to jointly represent the parties to (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall also have the right to continue to use its Office of Patent Counsel (“OPC”) to assist in such patent matters. The reasonable and documented fees and expenses with regard to the preparation, filing and prosecution of patent applications and maintenance of patents (including without limitation inter partes proceedings) included within Licensed Patent Rights incurred by the joint outside patent counsel and TSRI’s OPC (“Patent Costs”) shall be paid as set forth below. Both Parties shall have full right of consultation with such outside patent counsel on all matters relating to Licensed Patent Rights. The Parties shall consult with one another, and shall jointly instruct outside counsel as to the preparation, filing, prosecution and maintenance of the Licensed Patent Rights (including, without limitation, any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions), and outside counsel shall furnish to both Parties copies of all relevant documents reasonably in advance of such consultation. Each Party will consider in good faith the other Party’s comments and suggestions with regard to such preparation, filing, prosecution and/or maintenance (including without limitation any inter partes proceedings) of the patent applications and/or patents within Licensed Patent Rights; provided, however, that in the event of a disagreement between TSRI and Licensee on any such patent prosecution or maintenance matters, [***] shall have final decision-making authority over all such patent matters. Each Party shall have the right, but not the obligation, to be present at any court or patent office proceedings relating to Licensed Patent Rights. Provided that Licensee is not in material breach of its obligations under this Agreement, no patent or patent application within the Licensed Patent Rights will be abandoned without Licensee’s prior written consent.

6.2 Patent Costs. Licensee acknowledges and agrees that the licenses granted hereunder are in partial consideration for Licensee’s agreement to reimburse TSRI for certain Patent Costs incurred prior to the Effective Date. Accordingly, Licensee will reimburse TSRI for [***] of Patent Costs incurred by TSRI prior to the Effective Date within [***] days after the Effective Date. Licensee shall also be responsible for paying all future Patent Costs. Licensee shall pay to TSRI all such future Patent Costs within [***] days after Licensee receives an invoice itemizing such expenses. If Licensee does not timely pay any Patent Costs due to TSRI for work performed by TSRI’s OPC or due to outside patent counsel for work performed by such outside patent counsel pursuant to this Section 6.2, and Licensee fails to cure such nonpayment within [***] days after receiving TSRI’s written notice regarding the same, then TSRI shall have the right to cease all further patent prosecution and maintenance and allow the Licensed Patent Rights to go abandoned, and to instruct the joint outside patent counsel to do the same. Licensee may elect with a minimum of [***] days’ prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights. Licensee shall remain liable for all patent prosecution and maintenance fees and costs incurred prior to the date of such notice of election and during such [***] day notice period. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert exclusively to TSRI.

6.3 Ownership. TSRI exclusively owns all right, title and interest in and to the Licensed Patent Rights.

6.4 TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee’s rights with respect to any of the Licensed Patent Rights are terminated, TSRI has the right, but not the obligation, to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection. If TSRI pursues such patent protection under this Section 6.4, Licensee agrees to cooperate fully, including by providing, at TSRI’s expense, all appropriate technical data and executing all necessary legal documents.

6.5 Infringement Actions.

6.5.1 Prosecution of Infringements. Licensee agrees to promptly notify TSRI in the event that Licensee becomes aware of any infringement or threatened infringement by a third party of any of the Licensed Patent Rights. TSRI and Licensee will mutually confer with one another with respect to any actions to be undertaken by either Party with respect to third party infringement of the Licensed Patent Rights. If Licensee undertakes to prosecute any infringement, Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with TSRI’s prior written consent if such settlements, stipulated judgments or other arrangements would affect TSRI’s business or its rights in the Licensed Patent Rights. Licensee shall hold TSRI harmless from all liabilities and expenses with respect to such infringements. If Licensee declines to prosecute any such infringement, Licensee shall notify TSRI in writing of its decision within [***] days of the later of (i) mutual agreement of the parties to pursue the alleged infringer, and (ii) initiation of consultation between Licensee and TSRI as provided in the second sentence of this Section 6.5.1. If Licensee fails to notify TSRI in writing of its decision to pursue the alleged infringer within the [***]-day period referenced above, Licensee’s rights to pursue the infringer will end, and TSRI will thereafter have the right, but not the obligation, to prosecute such infringement itself.

6.5.2 Allocation of Recovery. Any damages, settlements or other recovery from an infringement action undertaken by Licensee pursuant to Section 6.5.1 shall first be used to reimburse the parties for the fees and expenses incurred in such action, and shall thereafter be allocated between and paid to the parties as follows: [***]. If Licensee fails to prosecute any such action or fails to prosecute such action to completion, and TSRI instead prosecutes such action, then any damages or other recoveries net of the parties’ fees and expenses incurred in such infringement action shall [***].

6.5.3 Additional Rights. If in exercising TSRI’s rights to pursue infringers as provided in Section 6.5.1, TSRI notifies Licensee that TSRI and the third party infringer have settled the dispute by [***], then [***]; provided, however, that [***]; and provided, further, that if [***], then [***].

6.5.4 Defense of Infringements. Licensee shall, at its expense, have the first right, but not the obligation, to defend any suits against Licensee or Sublicensees alleging infringement or misappropriation of any third party intellectual property right due to Licensee’s or its Sublicensee’s practice of the Licensed Patent Rights, Licensed Know-How or its development or commercialization of Products. Licensee shall promptly notify TSRI in writing of such claims, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action. TSRI shall, at its expense, have the right to retain separate independent counsel to assist in defending any such actions. In no event shall TSRI have any liability whatsoever for any damages, litigation costs or other amounts due to any third party (except for costs of TSRI’s own counsel as provided above). If the third party intellectual property right is held not to be infringed or is held unenforceable or invalid, any recovery of damages with respect to such suit shall [***]. For clarity, the parties agree that this Section 6.5.4 shall in no way limit Licensee’s obligations under Section 7.1 to indemnify, defend and hold harmless Indemnitees (as defined in Section 7.1 below) with respect to third party claims alleging infringement of such third party’s intellectual property rights.

6.6 Patent Marking. To the extent required by applicable law, Licensee and its Sublicensees shall properly mark all Licensed Products and Option Products or their containers in accordance with the applicable patent marking laws. Upon TSRI’s request, Licensee shall provide to TSRI copies of its patent marking of all Licensed Products and Option Products. To the extent Licensee or a Sublicensee marks any Licensed Products or Option Products by referencing the Licensed Patent Rights thereon, Licensee represents and warrants that such Licensed Products or Option Products are covered by a claim of the applicable referenced Licensed Patent Rights.

6.7 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, distribution, sale or performance of any Products is expressly prohibited.

6.8 U.S. Manufacture. Licensee agrees that it and its Sublicensees will abide by 37 C.F.R. Section 401.14 (i).

ARTICLE SEVEN. Indemnity and Insurance.

7.1 Indemnity. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their respective trustees, directors, officers, employees, scientists, agents, students, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees, with respect to any third party claim, suit or action asserted against any of the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claims”), that arise out of or relate to (a) Licensee’s or any of its Sublicensees’ practice of any invention claimed by the Licensed Patent Rights or use of any of the Licensed Know-How, (b) alleged defects or other problems with any of the Products manufactured, sold, distributed or rendered by or on behalf of Licensee or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Products by or on behalf of Licensee or any of its Sublicensees, (d) the negligent or willful acts or omissions of Licensee or any of its Sublicensees, (e) any allegations that the Products developed, manufactured, sold, distributed or rendered by or on behalf of Licensee or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Products violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party, (f) Licensee’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations, and/or (g) the labeling, packaging or patent marking of any Products or containers thereof by or on behalf of Licensee or any Sublicensee. Licensee shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (i) imposes any obligation on Indemnitees, (ii) does not unconditionally release Indemnitees from all liability, or (iii) would reasonably be expected to have an adverse effect on TSRI’s reputation or business, without TSRI’s prior written consent. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Licensee fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right, but not the obligation, to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within [***] days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

7.2 TSRI as Additional Insured. Licensee shall name and cause TSRI and Indemnitees to be named as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Products.

7.3 Coverages. Beginning at the time any Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or a Sublicensee, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in amounts not less than [***] per occurrence and [***] annual aggregate. Prior to the initiation of the first clinical trial and continuing throughout the clinical trials involving any Products, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in the same amounts as specified above. Such commercial general liability insurance shall provide coverage for: (i) product liability; (ii) completed operations; (iii) clinical trials, as applicable; (iv) broad form property damage; (v) advertising injury; (vi) premises operation; (vii) personal injury; and (viii) contractual liability coverage for Licensee’s indemnification and other obligations under this Agreement. If Licensee desires to self-insure all or part of the limits described above, such self-insurance program must be approved in advance by TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

7.4 Waiver of Subrogation. Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. At the time when Licensee sends its [***] progress report to TSRI under Section 5.4 and upon TSRI’s additional request, Licensee shall deliver to TSRI copies of insurance certificates and endorsements that comply with the requirements of this Article 7.

7.5 Cancellation/Changes in Coverages. Licensee shall provide TSRI with written notice at least [***] days prior to the cancellation, non-renewal or material change in any insurance required by this Article 7. If Licensee does not obtain replacement insurance consistent with this Article 7 within such [***] day period (or prior to the cancellation, non-renewal or material change in the existing policy), TSRI shall have the right to immediately terminate this Agreement by providing written notice to Licensee and without providing any additional cure period.

7.6 Continuation of Coverage. Licensee shall maintain such commercial general liability and product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Products is being commercially distributed or sold by or on behalf of Licensee or a Sublicensee; and (b) a reasonable period after the period referred to in sub-clause (a) above, which in no event shall be less than [***] years.

7.7 Disclaimer. TSRI MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING LICENSED PATENT RIGHTS, LICENSED KNOW-HOW, PRODUCTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, ACCURACY OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS, IMPLIED OR STATUTORY WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW, OR THAT ANY PRODUCT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS, OR THAT NO THIRD PARTY IS IN ANY WAY INFRINGING UPON OR MAY INFRINGE UPON ANY LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW ARE SUITABLE FOR LICENSEE’S PURPOSES.

7.8 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT WITH RESPECT TO LICENSEE’S INDEMNITY OBLIGATIONS UNDER SECTION 7. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED [***]. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

ARTICLE EIGHT. Confidentiality and Publicity.

8.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of [***] years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information, but with no less than a reasonable degree of care; (b) not disclose such Confidential Information to any third party without the other party’s prior written consent; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not less than [***] days before the proposed disclosure (or such shorter period of time as may be reasonably practical under the circumstances); (ii) reasonably cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, a party may disclose Confidential Information of the other party to its Affiliates and employees, to Sublicensees and potential Sublicensees, to investors or potential investors of a party in connection with due diligence or similar investigations or in confidential financing documents, to an organization to whom TSRI intends to assign or transfer or does assign or transfer this Agreement or the payment obligations due hereunder to TSRI, provided, in each case, that any such agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 8.1, but with no further right to disclose or otherwise distribute the other party’s Confidential Information.

8.2 Publications. Licensee agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish. Notwithstanding the foregoing, TSRI will not, prior to the termination of this Agreement, publish Licensed Product Data without Licensee’s prior written consent.

8.3 Publicity. Except as otherwise required by law, no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or the terms hereof, or to any sublicense hereunder, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 8.2 of this Agreement shall not be construed as publicity governed by this Section 8.3.

ARTICLE NINE. Term and Termination.

9.1 Term. Subject to the express termination provisions set forth in Article 3, unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire upon such time that no further Royalties are due to TSRI pursuant to Section 4.4.3.

9.2 Termination by Licensee. This Agreement may be terminated by Licensee for any reason upon ninety (90) days’ prior written notice to TSRI.

9.3 Termination by TSRI. TSRI has the right to immediately terminate this Agreement as follows (unless a further cure period is provided below):

(a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 10.4) within twenty (20) days after the date of TSRI’s written notice of such non-payment;

(b) If Licensee defaults upon its indemnification or insurance obligations under Article Seven;

(c) Upon TSRI’s written notice to Licensee in the event Licensee becomes insolvent, has a petition in bankruptcy filed for or against it, has a receiver appointed over any of Licensee’s assets, makes an assignment for the benefit of creditors, or has any other proceedings filed against Licensee under any bankruptcy or insolvency laws;

(d) If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of any Products.

(e) If an audit pursuant to Section 4.4.9 shows an underreporting or underpayment by Licensee or any Sublicensee of [***] or more for any [***] month period; or

(f) Except as provided in subparagraphs (a)-(e) above, if Licensee defaults in the performance of any other obligations under this Agreement and the default has not been remedied within sixty (60) days after the date of TSRI’s written notice of such default.

9.4 Rights upon Expiration. Upon the expiration of this Agreement, neither party shall have any further rights or obligations, other than the obligation of Licensee to make any and all reports and payments due under Articles Four and Six and Section 9.5.3 with respect to events that occurred prior to such expiration (and the applicable Sections in Articles Four and Six and Section 9.5.3 shall survive such expiration for such purposes). Notwithstanding the above, Article One, Sections 2.4, 2.5, 2.6, 4.4.9, 6.3, Articles Seven and Eight, Section 9.4 and Article 10 shall also survive the expiration of this Agreement.

9.5 Rights upon Termination.

9.5.1 Licensed Product Data. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI, and all sublicenses granted by Licensee shall also automatically terminate. Except as otherwise provided below in Section 9.5.2 with respect to work-in-progress, upon such termination, Licensee and its Sublicensees shall have no further right to develop, manufacture, market, distribute or sell any Licensed Product, Know-How Product or Option Product or to otherwise practice or use any Licensed Patent Rights or Licensed Know-How. Upon any termination of this Agreement, Licensee will exclusively license to TSRI, and Licensee hereby grants to TSRI an irrevocable, exclusive, worldwide and perpetual license, with the right to sublicense, to the Licensed Product Data in order to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import and have imported Licensed Products, Know-How Products and Option Products in the Field, and the right to reference any Licensed Product Data contained in any of Licensee’s regulatory filings with the FDA or with any equivalent foreign agency or governmental authority with respect to TSRI’s or its sublicensees’ development or commercialization activities, subject to Licensee’s reserved right to use such Licensed Product Data solely for Licensee’s internal, research purposes. TSRI agrees that if TSRI or its Sublicensees use the Licensed Product Data to develop and sell Licensed Products, Know-How Products or Option Products, TSRI will pay to Licensee [***] on net sales of such Licensed Products, Know-How Products or Option Products. Upon such termination, Licensee shall promptly deliver to TSRI all Licensed Product Data that has not been previously provided to TSRI under Section 5.4. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Articles Four and Six and Section 9.5.3 with respect to events that occurred prior to such termination (and the applicable Sections in Articles Four and Six and Section 9.5.3 shall survive such termination for such purposes). In addition, Article One, Sections 2.4, 2.5, 2.6, 4.4.9, 6.3, Articles Seven and Eight, Section 9.5 and Article 10 shall also survive the termination of this Agreement.

9.5.2 Work-in-Progress. Upon any early termination of the licenses granted hereunder, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Licensed Products which remain on hand as of the termination date, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to such subsequent sales in accordance with the provisions of this Agreement, provided that no such sales shall be permitted following the date that is [***] months after the termination date.

9.5.3 Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall promptly submit a final report to TSRI, and any payments due to TSRI under this Agreement that accrued prior to such termination or expiration shall be paid by Licensee to TSRI at the time of delivery of the final report.

ARTICLE TEN. Miscellaneous.

10.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without TSRI’s prior written consent are void, except the Licensee may assign this Agreement and its rights and obligations hereunder with TSRI’s consent in connection with the transfer or sale of all or substantially all of Licensee’s business to a third party, whether by merger, sale of stock, sale of assets or otherwise (a “Change in Control Transaction”); provided that Licensee delivers to TSRI written notice of such Change in Control Transaction at least [***] days prior to the consummation of such transaction, and the successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI concurrently with the consummation of such transfer or assignment.

10.2 Binding upon Successors and Assigns. Subject to the limitations on assignment in Section 10.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

10.3 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

10.4 Late Payments. Late payments of any and all amounts due hereunder shall bear interest from the due date until the date paid at a rate of [***] per month, or [***], whichever is greater.

10.5 Governmental Approvals and Compliance. Licensee shall, at its expense, be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of Products, and shall comply with all applicable laws, rules and regulations in conducting its activities under this Agreement. Licensee shall, at its expense, also be responsible for any warning labels, packaging and instructions produced or distributed with respect to the use of Products and for the quality control for any Products.

10.6 Foreign Registration. Licensee agrees, at its expense, to register this Agreement with any foreign governmental agency which requires such registration.

10.7 Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a) Such dispute shall be first addressed by the representatives of TSRI and Licensee who have primary responsibility for managing this Agreement.

(b) If the dispute is not resolved by such representatives within [***] days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c) If such dispute is not resolved by the parties’ senior management within [***] days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Licensee who has at least [***] years’ experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If the parties are unable to agree on such mediator within [***] days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the [***] located at [***] (after consultation with the parties).

(d) The location of the mediation shall be in the County of San Diego, California. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by [***] for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

(e) If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.

(f) Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

(g) In the event of a dispute between the parties or any default hereunder, the party prevailing in the resolution of such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default, in addition to any other relief to which it is entitled. Notwithstanding anything to the contrary herein, the parties agree that this Section 10.7(g) shall not apply and attorney’s fees and costs shall not be awarded to either party with respect to any Challenge or any action where Licensee or a Sublicensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 10.7 and all of the other provisions of this Agreement.

10.8 Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are incorporated herein) set forth the entire agreement between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, regarding this subject matter. This Agreement cannot be amended except by a written instrument signed by both parties.

10.9 California Law. This Agreement shall be construed and enforced according to the laws of the State of California without regard to its conflicts or choice of law rules.

10.10 Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

10.11 Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties,

10.12 No Waiver. The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.

10.13 Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when received; (b) by overnight courier guaranteeing next-day delivery, upon the next business day immediately following delivery to such overnight courier; or (c) by registered or certified mail, return receipt requested and postage prepaid, upon verification of receipt. Notices shall be sent to the respective addresses set forth below, unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Vice President, Business Development

with a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Business Counsel

For Licensee:	BlackThorn Therapeutics, Inc.
1700 Owens Street, Suite 535
San Francisco, CA 94158
Attention:

With a copy to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: [***]

10.14 Counterparts. This Agreement may be executed in several counterparts that together shall constitute originals and one and the same instrument.

10.15 Cumulative Remedies. The rights and remedies stated in this Agreement shall be cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:	LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE	BLACKTHORN THERAPEUTICS, INC.

By: /s/	By: /s/

Title: COO	Title: CEO

EXHIBIT A

LICENSED KNOW-HOW

[***]

EXHIBIT B

LICENSED PATENT RIGHTS

[***]

EXHIBIT C

R&D Plan

[***]

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